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                                                                    EXHIBIT 10.2

                                FIFTH AMENDMENT
                                      TO
                        NEWPORT NEWS SHIPBUILDING INC.
                          DEFERRED COMPENSATION PLAN



     The Newport News Shipbuilding Inc. Deferred Compensation Plan (the "Plan") is hereby amended, effective immediately prior to the Consummation of the Offer (as defined in the Agreement and Plan of Merger among General Dynamics Corporation, Grail Acquisition Corporation and Newport News Shipbuilding Inc., dated as of April 24, 2001), as follows:


     1. Section 2.06 (the definition of "Change in Control") is amended by adding a new clause (vi) to read as follows:

          "(vi) the Consummation of the Offer (as defined in the Agreement and Plan of Merger among General Dynamics Corporation, Grail Acquisition Corporation and the Company, dated as of April 24,
                 2001)."

     2.   A new Section 7.07 is hereby added to read as follows:

          "7.07 Termination Upon a Change in Control. Notwithstanding anything to the contrary in the Plan, and notwithstanding any Participant's prior elections with respect to distribution of the Participant's Account, upon the occurrence of a Change in Control, the Company shall pay each Participant as soon as practicable following such Change in Control an amount in cash equal to the amount credited to such Participant's Account, and this Plan shall terminate following such payments. For purposes of this Section 7.07, (i) the amount credited to the portion of a Participant's Account (including any Company Match Account) that is deemed to be invested in the Newport News
          Shipbuilding Inc. Stock Index shall be valued assuming that the per share price of the Company's common stock on the date of such Change in Control is equal to the per share offer price paid or to
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          be paid by any person in connection with a tender offer for the shares of Company common stock (if such offer price is higher than the then current market per share price of the Company's common stock), and
          (ii) the amount credited to each Participant's Account shall be determined immediately following such Change in Control (and without regard to whether any such date would otherwise be a Quarterly Valuation Date)."


     Full Force and Effect.  Except as expressly amended hereby, the Plan shall
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continue in full force and effect in accordance with the terms thereof on the date hereof.

     Governing Law.  This Amendment shall be governed by and construed in
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accordance with the laws of the Commonwealth of Virginia applicable to agreements made and entirely to be performed within such jurisdiction.


          IN WITNESS WHEREOF, this Amendment is hereby executed this _____ day of ________, 2001.



                                   NEWPORT NEWS SHIPBUILDING INC.



                                   By:_______________________
                                      Vice President, Human
                                      Resources and EH&S



ATTEST:



By:_________________________
Title: